Exhibit 5.2

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

Range Capital Acquisition Corp II

c/o Mourant Governance Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

PO Box 1348

Grand Cayman KY1-1108

Cayman Islands

(the Addressee)

29 September 2025

Range Capital Acquisition Corp II (the Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-1 (the Registration Statement) and the Company’s preliminary prospectus included in the Registration Statement (the Prospectus) initially filed on 8 September 2025 (as amended to date) with the U.S. Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended (the Securities Act), for the purposes of registering with the Commission in accordance with the Securities Act and the offering and sale to the public of:

(a)	up to 20,000,000 units (or up to 23,000,000 units if the underwriters’ over-allotment option is exercised in full) (Units) at an offering price of US$10.00 per Unit, each Unit consisting of:

(i)	one class A ordinary share with a par value of US$0.0001 of the Company (Class A Ordinary Shares); and

(ii)	one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share at a price of US$11.50 per Class A Ordinary Share (Warrants);

(b)	all Class A Ordinary Shares and Warrants issued as part of the Units; and

(c)	all Class A Ordinary Shares issuable upon exercise of the Warrants included in the Units.

This opinion is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

1.	Documents Reviewed

1.1	We have examined a copy of each of the following documents for the purposes of this opinion:

(a)	a draft of the form of unit certificate representing the Units;

(b)	a draft of the warrant agreement and the form of warrant certificate constituting the Warrants;

Mourant Ozannes (Cayman) LLP is registered as a limited liability partnership in the Cayman Islands with registration number 601078

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(c)	a draft of the underwriting agreement to be entered into between the Company and BTIG, LLC, as the representative of the underwriters named therein;

(d)	the Registration Statement;

(e)	the Prospectus;

(f)	in respect of the Company:

(i)	the certificate of incorporation dated 22 May 2025;

(ii)	the amended and restated memorandum and articles of association of the Company adopted on 30 June 2025 (the Current M&A);

(iii)

the form of second amended and restated memorandum and articles of association to be adopted by special resolution of the Company’s shareholders and to be effective immediately prior to the completion of the Company’s initial public offering of the Units (the Post-IPO M&A);

(iv)	a certificate of good standing dated 22 September 2025 (the Certificate of Good Standing) issued by the Registrar of Companies in the Cayman Islands (the Registrar);

(v)

a copy of the register of directors and officers of the Company and a certificate from a director of the Company dated 29 September 2025 (together with the Certificate of Good Standing, the Current M&A and the Post-IPO M&A, the Company Records); and

(vi)	written resolutions of the board of directors of the Company passed on 17 September 2025 approving (among other things) the offering of the Units (the Resolutions).

The documents listed in items (a) to (c) above are collectively referred to as the Transaction Documents (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	Assumptions

In giving this opinion, we have assumed (and have not independently verified) that:

2.1

each document examined by us, whether it is an original or copy, is (along with any date, signature, initial, stamp or seal on it) genuine and complete, up-to-date and (where applicable) in full force and effect;

2.2

where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of the draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3	the factual representations made in the documents reviewed by us are accurate and complete in all respects;

2.4

each director of the Company (and any alternate director) has disclosed to each other director any interest of that director (or alternate director) in the transactions contemplated by the Registration Statement in accordance with the Current M&A;

2.5	the Resolutions were duly passed, are in full force and effect and have not been amended, revoked or superseded;

2.6

the obligations of each party under each Transaction Document are legal, valid, binding and enforceable under all applicable laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.7	each party to each Transaction Document (other than, as a matter of the laws of the Cayman Islands, the Company where it is a party) has:

(a)	the capacity and power;

(b)	taken all necessary action; and

(c)

obtained or made all necessary agreements, approvals, authorisations, consents, filings, licences, registrations and qualifications (whether as a matter of any law or regulation applicable to it or as a matter of any agreement binding upon it), to execute and perform its obligations under that Transaction Document;

2.8	the choice of the governing law of each Transaction Document has been made in good faith;

2.9	none of our opinions will be affected by the laws or public policy of any foreign jurisdiction;

2.10	the directors of the Company have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

2.11

the Transaction Documents, the Registration Statement and the Prospectus are valid and binding under the laws of the United States of America and the Registration Statement has been duly filed with the Commission;

2.12

each Transaction Document has been or will be authorised, duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

2.13	the Company Records were, when reviewed by us, and remain at the date of this opinion accurate and complete.

3.	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1

The Company is incorporated under the Companies Act (as amended) of the Cayman Islands (the Companies Act), validly exists under the laws of the Cayman Islands as an exempted company and is in good standing with the Registrar.

3.2

Based solely on our review of the Current M&A, the authorised share capital of the Company is US$60,000 divided into 490,000,000 class A ordinary shares with a par value of US$0.0001 each, 10,000,000 class B ordinary shares with a par value of US$0.0001 each and 100,000,000 preference shares with a par value of US$0.0001 each.

3.3

The issue and allotment of the Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the Class A Ordinary Shares included in the Units and the Class A Ordinary Shares issuable upon exercise of the Warrants in accordance with their terms) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Class A Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The issue of the Units and the Warrants as contemplated by the Registration Statement has been duly authorised.

3.5

When issued and paid for in accordance with the terms of the offering described in the applicable Transaction Documents, the Units and the Warrants will constitute valid and binding obligations of the Company.

3.6

The statements under the caption “Cayman Islands Taxation” in the Prospectus, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4.	Qualifications

4.1

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not necessarily record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	To maintain the Company in good standing, the Company:

(a)	must pay all fees and penalties under the Companies Act; and

(b)	must not be, to the Registrar’s knowledge, in default under the Companies Act.

4.4

In this opinion the phrase non-assessable means, with respect to Class A Ordinary Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	The obligations assumed by the Company under the Transaction Documents will not necessarily be enforceable in accordance with their terms in all circumstances. In particular, but without limitation:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(d)

contractual provisions that require a defaulting party to pay a sum that is out of all proportion to the innocent party’s legitimate interest in the agreement being performed or which seek to punish a defaulting party may be held to be unenforceable on the ground that they constitute penalties; and

(e)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

5.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Risk Factors”, “Legal Matters” and “Certain Differences in Corporate Law” in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

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